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                                                                    Exhibit 99.4


                             ATLANTIS EQUITIES, INC.
                              750 Lexington Avenue
                            New York, New York 10022
                               Tel: (212) 750-5858
                               Fax: (212) 750-6667


                                                                October 29, 1999

Cakewalk LLC
250 W. 57 St.
Suite 620
New York, N.Y. 10107


Attn: Robert Miller, President and CEO


                              Re: ENGAGEMENT LETTER


Dear Robert:

         Atlantis Equities, Inc., including its affiliated entities (collectively, "Atlantis"), proposes to establish a comprehensive merchant banking and advisory relationship with the Combined Company (as hereinafter defined), for the purpose of assisting the Combined Company in implementing its business strategy.

         Prior hereto, Atlantis introduced Cakewalk LLC, one of the country's leading independent music companies ("Cakewalk"), to CDbeat.com, Inc., a leading Internet music technology company ("CDbeat"), for the purpose of effectuating a business combination between the two companies. On September 28, 1999, Atlantis acquired a warrant to purchase 80% of CDbeat's equity for $1 million. Also on September 28, 1999, Cakewalk and CDbeat signed (a) a letter of intent calling for a merger of the two companies (the "Letter"), and (b) a loan agreement pursuant to which Cakewalk loaned CDbeat $50,000 for working capital purposes pending the merger. For tax purposes, the transaction is being structured as an acquisition of Cakewalk's assets by CDbeat, and Atlantis's investment will be made through Cakewalk. As used herein, the term "Combined Company" will refer to the combination of Cakewalk and CDbeat.

         Upon consummation of the transaction, Atlantis and/or its associates will own 40% of the Combined Company's equity. Robert Miller, President and CEO


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of Cakewalk, will become President and CEO of the Combined Company. It is contemplated that definitive documentation between the two companies and Atlantis will be executed imminently or concurrently with this engagement letter.

         Based upon the foregoing, and assuming the consummation of the transaction between Cakewalk and CDbeat forming the Combined Company, the parties agree that the Combined Company shall engage Atlantis as its exclusive financial advisor. In such capacity, Atlantis shall perform the following services:

         1. M&A. Atlantis will introduce the Combined Company to potential acquisition candidates, will assist the Combined Company in the due diligence, structuring and implementation phases of the acquisition process, and will assist in monitoring acquired portfolio companies.

         2. CONSULTING. Atlantis will consult with the Combined Company as to its business plans, management, and capital structure.

         3. SENIOR MANAGEMENT. Atlantis will assist the Combined Company in locating and recruiting qualified senior management personnel, including a COO, CTO and CFO with appropriate experience. Atlantis will also assist the Combined Company in locating several qualified members for its Advisory Board.

         4. OTHER SERVICES. Atlantis shall provide additional advisory, consultation and related services to the Combined Company as requested by the Company.

         In consideration of the foregoing services, the Combined Company shall pay Atlantis a monthly cash consulting fee of $12,500, plus reimbursement of reasonable and actual out-of-pocket expenses, including attorneys' fees, in connection with Atlantis' investment in CDBeat, including filing of Schedules 13D and Forms 3 and 4, and negotiation of warrants, membership subscription and related documents. All monthly expenses over $1,500 will require the prior approval of the Combined Company, provided that it is acknowledged that the expenses incurred prior to the date hereof exceed $1,500 and such expenses are hereby approved. Atlantis shall also receive $50,000 at the closing.

         The Combined Company shall indemnify Atlantis in accordance with the indemnification provisions attached hereto as Schedule II, which provisions are incorporated herein by reference.


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         The term of this engagement letter shall be for three (3) years from and after the effective date hereof, and shall automatically renew for successive one (1) year terms, subject to the right of any party to terminate the engagement upon written notice to the other party no less than ninety (90) days prior to the end of any such term.

         In consideration of the foregoing, and as Cakewalk's advisor and the beneficial holder of a controlling interest in CDbeat, Atlantis agrees to support the combination of CDbeat and Cakewalk, and further agrees not to support or vote for a merger, combination or any similar transaction involving CDbeat with any other party, nor to introduce any other party to CDbeat for purposes of a merger, combination or any similar transaction; provided, however, that Cakewalk's Supervisory Board approves the merger transaction. The provisions of this paragraph shall terminate if the Contribution Agreement, dated as of even date herewith, is terminated in accordance with its terms.


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         If the foregoing accurately reflects our understanding, kindly sign below and fax back a copy of this letter to the undersigned.


                                                           Sincerely yours,

                                                           /s/ Nancy Ellin
                                                           ---------------
                                                           Nancy Ellin,
                                                           Chairman


         ACCEPTED AND AGREED TO:
         CAKEWALK LLC, ON BEHALF OF
         THE COMBINED COMPANY


         /s/ Robert Miller
         ---------------------------
         Robert Miller, President & CEO


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